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KEYPOINT CAPITAL MANAGEMENT, LLC
CODE OF ETHICS

A.	Introduction

          KeyPoint Capital Management, LLC (the “Company”) has adopted this Code of Ethics (the “Code”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws including state and federal securities laws and regulations. The Code applies to each employee, director, officer and manager of the Company (“Employee”). It is designed to ensure compliance with legal requirements and the Company’s standards of business conduct. Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

          This Code is predicated on the principle that the Company owes a fiduciary duty to its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

          The Code does not address every possible situation that may arise; consequently, every employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the Company’s Chief Compliance Officer (the “CCO”). Any questions regarding the Code should be referred to the CCO.

          Each Employee shall sign an acknowledgement form indicating his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgement should be returned to the CCO and may be submitted electronically.

B.	General Standards of Conduct

	1.	Compliance with Governing Laws, Regulations and Procedures

		a)	The Company and its employees shall comply with all applicable federal and state laws and regulations.

b)

Employees shall comply with all procedures and guidelines established by the Company to ensure compliance with applicable federal and state laws and regulations. No employee shall knowingly participate in, assist, or condone any act of violation of any statute or regulation governing the Company or any act that would violate any provision of this Code of Ethics.

		c)	Employees shall have and maintain knowledge of and shall comply with the provisions of this Code of Ethics.

		d)	Employees having knowledge of violations of this Code of Ethics shall immediately report such violations to the CCO.

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C.	Individual Standards of Conduct

The following general principles guide the individual conduct of each employee:

		a)	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

		b)	Employees will adhere to the highest standards of ethical conduct.

		c)	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company.

		d)	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO.

		e)	Employees will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain.

		f)	Employees will disclose any activities that may create an actual or potential conflict of interest between the employee, the Company and/or any Client.

g)

Employees will deal fairly with Clients and other employees and will not abuse the employee’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Company.

		h)	Employees will comply with the Code of Ethics.

D.	Ethical Business Practices

	1.	Compliance with Laws and Regulations

          It is the policy of the Company that any violation of applicable laws and of this Code shall be immediately reported to the CCO. An Employee must not conduct individual investigations, unless authorized to do so by the CCO. If an Employee who in good faith raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior, the Company will strive to keep confidential the identity of any such employee. Complete confidentiality may not be possible in every case, however, where investigation and regulatory reporting may be required. Nonetheless, the Company will not permit retribution, harassment or intimidation of any employee who in good faith makes any such report.

	2.	Falsification or Alteration of Records

          Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

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		a)	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

		b)	Manipulating books, records, or reports for personal gain;

		c)	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;

		d)	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

		e)	Using funds for a purpose other than the described purpose;

		f)	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

	3.	Competition and Fair Dealing

          The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former employee of the Company should also be avoided.

E.	Political Contributions

	1.	General

          SEC Rule 206(4)-5 prohibits “pay to play” practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The new rule prohibits:

a)

An adviser’s receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials (“covered official”) of a government entity;

		b)	Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the

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third party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay to play regulations; and

c)

An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity. The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule and includes increased recordkeeping requirements regarding political contributions made by its covered associates.

2.	Definitions

A contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

	a)	The purpose of influencing any election for federal, state or local office;

	b)	The payment of debt incurred in connection with any such election; or

	c)	Transition or inaugural expenses incurred by the successful candidate for state or local office.

          This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by employees on their own personal time are not treated as contributions.

A covered associate includes any of the following:

	a)	The Company’s general partners, executive officers or other individuals with a similar status or function;

	b)	Any employee who solicits government entities for the Company and any person who supervises, directly or indirectly, such employee; and

	c)	Any political action committee controlled by the investment adviser or its covered associates.

          A covered official is a person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate of a government entity, if the official can (1) directly or indirectly influence the governmental entity’s selection of an investment adviser; or (2) has the authority to appoint an official with such influence. This could cover state or local officials who are running for federal office.

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          A government entity is defined as any state or political subdivision of a state, including any agency, authority, or instrumentality of the state or political subdivision, a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof (i.e. pension plans) and any plan or program of a government entity. The definition would also include all officers, agents, or employees of the state or political subdivision, agency, authority or instrumentality acting in their official capacity.

          The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. Under an exception to the rule, the two year time out is not triggered by a contribution made by a natural person more than 6 months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits Clients. As a result, the full two year look back applies only to covered associates who solicit for the adviser.

3.	Compliance Procedures

	a)	all contemplated contributions to a political candidate (including federal, state, local or PACs) by any covered associate of the Company or their spouse will require pre-clearance from the CCO;

	b)	coordination of or solicitation by the Company of political contributions to a government official or payment to a political party of a state or locality will not be permitted;

c)

newly hired persons who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply; and

	d)	any new relationships with third party solicitors will require pre-approval from the CCO.

4.	De Minimis Contributions

          Although all contributions by employees must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

	a)	the employee is entitled to vote for the candidate and the contribution does not exceed $350 per election; or

	b)	the employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

5.	Recordkeeping

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          Rule 206(4)-5 also requires the Company to keep records of contributions made by the adviser and its covered associates to government officials and candidates, payments to state or political parties and PACs, a list of its covered associates and government entities that invest, or have invested in the past five years with the adviser or a pooled investment vehicle managed by the adviser. The Company must also maintain records of the names and addresses of each regulated third party adviser or broker-dealer to whom the adviser provides payment for the solicitation of a government entity.

F.	Personal Securities Transactions

	1.	General

          The Company has adopted the following policies with respect to personal securities transactions by employees and related accounts designed to prevent front-running, scalping, and the misuse of inside information by the Company and its employees. These policies are designed to adhere to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of governmental bodies and self-regulatory organizations that monitor our business activities.

The Company has adopted the following general principles governing personal investment activities by Company personnel:

		a)	the interests of Client accounts will be placed first. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any employee may act on them; and

		b)	all personal securities transactions will be conducted in such a manner as to avoid any potential conflicts of interest or abuse of an individual’s position of trust and responsibility.

	2.	Reportable Accounts

Employees must report all personal brokerage accounts to the CCO. For the purposes of this Manual, reportable brokerage accounts include the following:

		a)	accounts in which the employee is named as a joint account owner;

		b)	accounts of the employee’s spouse or domestic partner (e.g., a spouse’s Individual Retirement Account or sole property account);

		c)	accounts of the employee’s minor children (e.g., a UTMA account);

		d)	accounts for an employee’s family member who resides with the employee;

		e)	accounts over which the employee has control or discretionary trading authority (e.g., trust accounts or corporate accounts); and

		f)	any other account over which the employee has beneficial ownership or can influence trading decisions.

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          Reportable brokerage accounts include all accounts that have the capability to hold or trade individual securities (stocks, bonds, options etc.). The following types of accounts are NOT considered brokerage accounts and are not reportable:

	a)	bank accounts (checking, savings, cash management etc.);

	b)	open-end mutual fund only accounts that do not have brokerage capability (e.g., 529 accounts); and

	c)	401(k) accounts that are held by a previous employer which hold only open-end mutual funds.

          A managed account held by the employee will be exempted from trade pre-clearance and ongoing reporting requirements of this policy. An account is considered a managed account if it meets the following criteria:

	a)	the account is managed by a third party investment manager; and

	b)	the employee has no power to affect or ability to control or influence investment decisions in the account.

          The employee will be required to report the account to the CCO and provide a letter signed by the investment manager on the manager’s letterhead that the above criteria will be met or alternatively, may provide a copy of the investment advisory agreement or contract.

3.	Pre-Clearance Procedures

          Generally, employees are not permitted to execute the purchase and sale of any equity securities. Employees are permitted to execute liquidating transactions with respect to equity securities held in their reportable personal brokerage accounts. Employees must obtain approval prior to executing a liquidating transaction in their personal brokerage account. All reportable brokerage accounts (as defined above) will be subject to the pre-clearance requirements below;

	a)	employees must obtain pre-clearance of all reportable personal securities transactions; and

	b)	all approved securities transactions must be executed on the same day that the pre-clearance is obtained. Post-approval of personal securities transactions is not permitted.

4.	Exempt Securities

The securities below are exempt from the above pre-clearance requirement;

	•	Money-market funds;
	•	Open-end mutual funds;
	•	Exchange traded funds;

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	•	Bankers acceptances, bank CDs, commercial paper and high quality short-term debt instruments;
	•	Unit investment trusts;
	•	Direct investment plans (DRIPs);
	•	Brokerage certificates of deposit;
	•	Direct obligations of the U.S. government (U.S. Treasury securities);
	•	Transactions through an established automatic investment plan;

Actions that occur without the direction of the employee will be exempt from these requirements (option expiration, called bond, converted security, etc.)

5.	Restrictions and Limitations on Personal Securities Transactions

The following restrictions and limitations govern investments and personal securities transactions by all employees (and their family members):

	a)	Restricted List

          No employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

	b)	Participation in IPOs and Secondary Offerings

No employee may acquire any security in an Initial Public Offering (IPO) or secondary offering without the prior approval of the CCO.

	c)	Private Placements

          Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with approval of the CCO, or designee and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment by completing an Outside Activities Disclosure Form.

	d)	Prohibition Against Front Running

          The Company has established a policy that its employees shall not execute a transaction in a security for an account in which an employee has a beneficial interest or exercises investment discretion if an order for a Client account for the same security, same way, at the same price (whether limit or market order) remains unexecuted. Such restriction shall be effective for four trading days before and after any such Client account. Each employee is prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block transaction in an option covering that security (the “inter-market front running”), for an account in which the

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Company or such employee has an interest or with respect to which the Company or such employee exercises investment discretion. This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index.

	6.	Review

          The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a hardship. The decision of the CCO is final and is completely within his or her discretion.

          All employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Manual, including patterns of front-running or other inappropriate behavior.

G.	Holdings and Transactions Reports

	1.	Transactions and Accounts Covered

          Employees must file initial and annual holdings reports with the CCO. Additionally, employees must report all personal securities transactions in any account for which pre-clearance is required to the CCO in the next quarterly transaction report after the transaction is effected. A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

	2.	Holdings Reports

          Employees must certify their personal securities holdings via the Initial Holdings Report within 10 days after first becoming an employee. Additionally, employees must complete an Annual Holdings Report as of a date the Company selects.

	3.	Transactions Reports

Employees must file a Quarterly Trade Report within 30 days after the end of each calendar quarter.

H.	Prohibition Against Insider Trading

          The Company forbids any employee from trading, either personally or on behalf of accounts advised by the Company, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Company’s policy extends to activities within and outside each employee’s duties at the Company.

          The law of insider trading is continuously changing. You may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should notify the CCO immediately if you have any questions as to the propriety of any actions or about the policies and procedures contained herein.

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1.	Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If employees have any questions they should consult the CCO.

	a)	What is Material Information?

          “Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services, significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary business or management developments (such as key personnel changes).

          Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

          No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are in receipt of non-public information that you believe is not material, you should confirm such determination with the CCO.

	b)	What is Non-Public Information?

          Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

          If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the CCO.

	c)	Penalties for Insider Trading

          You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include:

		i.	The Company may terminate your employment.

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		ii.	You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years imprisonment.

		iii.	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.

		iv.	The SEC may issue an order permanently barring you from the securities industry.

		v.	You may be sued by investors seeking to recover damages for insider trading violations.

          Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

The Company could be subject to the following penalties in the event an employee is found liable for insider trading:

		i.	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an employee;

		ii.	Criminal fines of up to $2.5 million per violation; and

		iii.	Restrictions on the Company’s ability to conduct certain of its business activities.

2.	Compliance Procedures

          Although it is not always possible to prevent the receipt of material non-public information, employees should, to the extent possible, take precautions to ensure that such receipt will not restrict the Company’s trading strategies. Precautions should include determining the impact to the Company’s existing position in the relevant issuer (if any) and whether the Company may transact in such issuer’s securities in the future.

          The following procedures have been established to aid employees in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against individuals for insider trading. Each employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

	a)	Identifying Inside Information

Before executing any trade for yourself or others, including Client accounts, you must determine whether you have access to material, non-public information. Ask yourself the following questions:

		i.	Is the information material? Is this information that an investor would consider important in making his or her investment

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decisions? Is this information that would substantially affect the market price of the securities if disclosed?

ii.

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

          If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

	i.	Report the matter immediately to the CCO.

	ii.	Do not purchase or sell the securities on behalf of yourself or others, including any Client account.

iii.

Do not communicate the information within or outside of the Company other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Company.

iv.

Upon the determination that the information received is material and non-public, the CCO will promptly add the name to the Company Restricted List and you should complete a Restricted List Addition Form and return it to the CCO.

You should contact the CCO before taking any action with respect to material non-public information. This degree of caution will protect you, the Company and its Clients.

b)	Restricting Access to Material Non-public Information

	i.	Communications

          Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than those persons who “need to know” such information in order to perform their job responsibilities at the Company. All individuals with whom you have communicated any material non-public information and the justification for the communication must be listed on the Restricted List Addition Form or otherwise reported to the CCO.

	ii.	Information Handling

          Take all appropriate actions to safeguard any material, non-public information in your possession. Care should be taken that such information is secure at all times. For example, do not leave documents or papers containing material, non-public information on your desks or otherwise for people to see, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

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          You may not make unauthorized copies of material, non-public information. Additionally, you must ensure the disposal of any material, non-public information in your possession is authorized (for example, material, nonpublic information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of your employment with the Company, you must return to the Company any material, non-public information (and all copies thereof in any media) in your possession or under your control.

c)	Contacts with Public Companies

          Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

          Employees must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Prior to meetings or contacts not open to the investment community, consider whether you should issue a standard notification that you do not wish to receive private information.

          Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, the Company and its Clients, you should contact the CCO immediately if you believe that you may have received material, non-public information.

d)	Tender Offers

          Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer.

e)	Board of Directors and Other Memberships including Committee or Group Participation

          An employee of the Company may be a member of the Board of Directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with an issuer. Any such memberships must be reported to the CCO immediately.

f)	Confidentiality Agreements

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          The Company may enter into confidentiality agreements with issuers or their representatives relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the CCO prior to execution. Confidentiality agreements generally require the Company to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If you are uncertain as to your rights and obligations under a confidentiality agreement, please contact the CCO.

		g)	PIPEs

          Private Investments in Public Companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. You should notify the CCO immediately and exercise particular caution any time you become aware of non-public information relating to a PIPE offering.

		h)	Rumors

          Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times.

		i)	Restricted Lists and Documentation

          Public and private companies about which any employee has material non-public information shall be placed on the Company’s Restricted List. Employees are prohibited from personally, or on behalf of others including a Client account, purchasing or selling securities during any period in which the issuer is listed. The CCO shall take steps to promptly inform appropriate personnel when a public issuer is added or removed from the Restricted List. The Restricted List is confidential and may not be disseminated outside the Company.

The CCO or designee will be responsible for determining whether to remove a particular company from the Restricted List.

I.	Conflicts of Interest

	1.	General

It is a violation of your duty of loyalty to the Company, without the prior written consent of the CCO, to:

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		a)	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Company as an employee;

b)

accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account; or

c)

own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business that is publicly traded.

	2.	Compliance Procedures

Any employee who becomes aware of a conflict of interest either personally or on behalf of the Company must report that conflict to the CCO.

J.	Outside Activities

	1.	General

          Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest. Accordingly, all outside activities conducted by an employee must be approved prior to participation by the CCO or his/her designee by completing and submitting a Disclosure of Outside Activities Form. The CCO or his/her designee may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

	2.	Compliance Procedures

Employees must obtain prior approval from the CCO for any outside activity that involves:

		a)	a time commitment that would prevent you from performing your duties for the Company;

		b)	accepting a second job or part-time job of any kind or engaging in any other business outside of the Company;

		c)	active participation in any business in the financial services industry or otherwise in competition with the Company;

		d)	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

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e)

serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

          Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a Client account managed by the Company concerning the company in question.

K.	Gifts and Entertainment

	1.	General

          The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO or his/her designee to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

          Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $200.00 per gift from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted or given, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company.

	2.	Compliance Procedures

The Company has adopted the following principles and procedures governing gifts and entertainment:

		a)	Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO.

EXHIBIT (p)(8)

b)

Employees may not accept more than four gifts or attend more than four entertainment events per year, regardless of value, given or sponsored by the same person or entity without approval from the CCO.

c)	Employees may not request or solicit gifts or particular entertainment events.

d)	No gift of cash or cash equivalents may be accepted.

e)	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.